CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use within this Amendment No. 1 to Form 8-K of Trade Street Residential, Inc. of our report dated April 3, 2013, except for notes 1 and 4 which are as of August 1, 2013 relating to the statement of revenues and certain expenses of Woodfield Creekstone Apartment Homes for the period from August 1, 2012 (inception of operations) through December 31, 2012.

/s/ Mallah Furman

Miami, Florida

August 1, 2013